EXHIBIT 99.1

Simmons First Adopts New Stock Repurchase Program

PINE BLUFF, Ark., July 23, 2012 (GLOBE NEWSWIRE) -- J. Thomas May, Chairman and Chief Executive Officer of Simmons First National Corporation (Nasdaq:SFNC), has announced the substantial completion of the existing stock repurchase program and the adoption by the Board of Directors of a new stock repurchase program. The new program authorizes the repurchase of up to 850,000 shares of Class A common stock or approximately 5% of the shares outstanding. The shares are to be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions.

Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Company intends to repurchase. The Company may discontinue purchases at any time that management determines additional purchases are not warranted. The repurchased shares are expected to be used to satisfy stock option exercises, payment of future stock dividends and general corporate purposes.

"We believe our stock, at its current price, continues to be an excellent investment," May said. "The repurchase program will allow us to acquire shares needed for corporate purposes as well as make an investment in our organization which demonstrates our commitment and confidence in our future. We expect to reinvest a portion of our annual earnings, as needed, to fund the repurchase program and do not intend to utilize any of the equity we raised from the capital markets in 2009 for this purpose."

Simmons First National Corporation is a financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado, and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 88 offices, of which 84 are financial centers, in 47 communities in Arkansas, Missouri and Kansas.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT: FOR MORE INFORMATION CONTACT:
         DAVID W. GARNER
         Senior Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000